Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road
Wilmington, MA 01887-1086	contact:	John B. Bartlett
Telephone 978-658-8888 Ext 520		Senior Vice President
Facsimile 978-988-0659		jbartlett@unifirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2007

Wilmington, MA (March 28, 2007) -- UniFirst Corporation (NYSE: UNF) today announced its revenues and earnings for its second quarter and first half of fiscal 2007 which ended February 24, 2007.

Revenues were a record $222.4 million and $444.7 million for the second quarter and first half of fiscal 2007, respectively. These revenues represent an increase of 10.0% and 10.8%, respectively, from the $202.2 million and $401.5 million in the comparable 2006 periods.

Second quarter net income was $7.0 million, or $0.36 per diluted common share, compared to last year’s second quarter net income of $6.3 million, or $0.33 per diluted common share. Net income for the first six months of fiscal 2007 was $20.7 million, or $1.07 per diluted common share, compared to $17.7 million, or $0.92 per diluted common share for the comparable period in 2006. The Company’s second quarter and six month earnings were affected by severance expense related to the departure of the Company’s Senior Vice President of Sales and Marketing as well as by adjustments made to the Company’s environmental reserves. These combined to decrease the Company’s income from operations and net income by approximately $2.3 million and $1.4 million, respectively. Without these adjustments, the Company’s diluted earnings per share for the second quarter and the first six months of fiscal 2007 would have been $0.43 and $1.14, respectively.

Excluding the items discussed above, income from operations from the Company’s core laundry business, which excludes the Company’s Specialty Garments and First Aid segments, increased 20.9% and 15.8% in the second quarter and six month periods as compared to fiscal 2006. These increases were the result of revenue growth of 10.0% and 10.2% in the second quarter and six month periods, respectively, as well as lower operating costs as a percentage of revenues. The revenue growth was primarily due to organic growth, which was 7.3% for both the second quarter and the six month periods. The increase in operating margin was primarily due to a reduction in energy costs, production costs and delivery payroll costs as a percentage of revenues. These improvements continue to be partially offset by higher merchandise costs as a percentage of revenues.

The Company’s results also continue to be affected by higher interest expense as compared to fiscal 2006, which was the result of higher average borrowings in fiscal 2007 as well as higher interest rates affecting the Company’s variable rate debt.

"I continue to be pleased with the strong organic revenue growth in our core laundry operations" said UniFirst President and Chief Executive Officer, Ron Croatti. “Both our professional sales team and our route sales team contributed to these strong results.”

The Company will hold a conference call today at 4:00 PM (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

UniFirst is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs approximately 9,800 team partners who serve nearly 200,000 customer locations in 46 states, Canada and Europe from 189 manufacturing, distribution and customer service facilities. UniFirst Corporation is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Twenty-six weeks ended	Twenty-six weeks ended	Thirteen weeks ended	Thirteen weeks ended
	February 24,	February 25,	February 24,	February 25,
(In thousands, except per share data)	2007	2006	2007	2006

Revenues	$444,744	$401,493	$222,367	$202,168

Costs and expenses:
Operating costs (1)	283,109	258,498	146,190	133,831
Selling and administrative expenses (1)	98,831	87,225	50,441	44,095
Depreciation and amortization	23,404	22,210	11,819	11,278
	405,344	367,933	208,450	189,204

Income from operations	39,400	33,560	13,917	12,964

Other expense (income):
Interest expense	6,320	4,995	2,998	2,664
Interest income	(1,004)	(731)	(538)	(475)
	5,316	4,264	2,460	2,189

Income before income taxes	34,084	29,296	11,457	10,775
Provision for income taxes	13,378	11,579	4,497	4,448

Net income	$20,706	$17,717	$6,960	$6,327

Income per share – Basic:
Common Stock	$1.13	$1.02	$0.38	$0.36
Class B Common Stock	$0.91	$0.82	$0.30	$0.29

Income per share – Diluted:
Common Stock	$1.07	$0.92	$0.36	$0.33

Weighted average number of shares outstanding – Basic:
Common Stock	14,313	9,683	14,319	9,747
Class B Common Stock	4,940	9,557	4,939	9,494
	19,253	19,240	19,258	19,241

Weighted average number of shares outstanding – Diluted:
Common Stock	19,336	19,321	19,362	19,316

Dividends per share:
Common Stock	$0.0750	$0.0750	$0.0375	$0.0375
Class B Common Stock	$0.0600	$0.0600	$0.0300	$0.0300

(1) Exclusive of depreciation and amortization

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	February 24, 2007	August 26, 2006
Assets
Current assets:
Cash and cash equivalents	$12,159	$8,302
Receivables, net	94,399	86,549
Inventories	39,729	36,469
Rental merchandise in service	82,198	85,875
Deferred income taxes	10,964	10,046
Prepaid expenses	2,841	1,672

Total current assets	242,290	228,913

Property and equipment:
Land, buildings and leasehold improvements	276,966	269,696
Machinery and equipment	293,409	284,619
Motor vehicles	89,182	84,138

	659,557	638,453
Less - accumulated depreciation	334,708	319,550
	324,849	318,903

Goodwill	214,819	211,489
Customer contracts and other intangible assets, net	61,631	64,022
Other assets	6,527	6,375

	$850,116	$829,702

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term obligations	$655	$613
Accounts payable	42,042	43,003
Accrued liabilities	87,834	80,580
Accrued income taxes	—	3,041

Total current liabilities	130,531	127,237

Long-term obligations, net of current maturities	208,526	209,922
Deferred income taxes	39,835	39,998

Shareholders' equity:
Common Stock	1,433	1,431
Class B Common Stock	494	494
Capital surplus	15,474	14,497
Retained earnings	450,818	431,481
Accumulated other comprehensive income	3,005	4,642

Total shareholders' equity	471,224	452,545

	$850,116	$829,702

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	February 24,	February 25,	Dollar	Percent
(In thousands, except percentages)	2007	2006	Change	Change

Twenty-six weeks ending:
Core Laundry Operations	$399,514	$362,500	$37,014	10.2%
Specialty Garments	30,104	24,547	5,557	22.6
First Aid	15,126	14,446	680	4.7
Consolidated total	$444,744	$401,493	$43,251	10.8%

Thirteen weeks ending:
Core Laundry Operations	$202,050	$183,719	$18,331	10.0%
Specialty Garments	12,924	11,134	1,790	16.1
First Aid	7,393	7,315	78	1.1
Consolidated total	$222,367	$202,168	$20,199	10.0%

Income from Operations

	February 24,	February 25,	Dollar	Percent
(In thousands, except percentages)	2007	2006	Change	Change

Twenty-six weeks ending:
Core Laundry Operations	$36,275	$33,322	$2,953	8.9%
Specialty Garments	2,495	(380)	2,875	756.6
First Aid	630	618	12	1.9
Consolidated total	$39,400	$33,560	$5,840	17.4%

Thirteen weeks ending:
Core Laundry Operations	$14,306	$13,752	$554	4.0%
Specialty Garments	(450)	(1,492)	1,042	69.8
First Aid	61	704	(643)	-91.3
Consolidated total	$13,917	$12,964	$953	7.4%